Exhibit 11.1

                        ZMAX CORPORATION AND SUBSIDIARY

              CALCULATION OF BASIC AND DILUTED NET LOSS PER SHARE
                                  (UNAUDITED)


                                                               For the three months ended March 31,
                                                               ------------------------------------
                                                                      1998             1997
                                                               ------------------------------------
Net loss                                                        $   (681,731)     $ (2,144,327)
                                                                =============     =============
Weighted average share calculations
Basic and diluted weighted average shares outstanding:
Average number of shares of common stock
  outstanding during the quarter                                  11,729,714         6,704,072
Less: Average number of restricted shares of
  common stock outstanding during the quarter                      2,800,000         2,800,000
Less: Average number of cancellable shares of
  common stock outstanding during the quarter                        479,801           479,801
                                                                -------------     -------------
Basic and diluted weighted average shares outstanding:             8,449,913         3,424,271
                                                                =============     =============
Basic and diluted net loss per share                            $      (0.08)     $      (0.63)
                                                                =============     =============